Exhibit 10.y.

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (hereinafter “Agreement”) is made and entered into by and between William Houlihan (hereinafter “Mr. Houlihan”) and Hudson United Bancorp and Hudson United Bank (hereinafter collectively referred to as “the Bank”) as of November 5, 2003.

WHEREAS, Mr. Houlihan has been employed by the Bank as Chief Financial Officer; and

WHEREAS, Mr. Houlihan has voluntarily submitted his resignation from his employment with the Bank and from his position as an officer of the Bank and any affiliates effective November 5, 2003;  and

WHEREAS, Mr. Houlihan and the Bank wish to enter into this Agreement to provide for certain consideration to Mr. Houlihan and to address certain rights and obligations before and following the effective date of his resignation;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

1.  Upon receipt of a copy of this Agreement signed by Mr. Houlihan, and upon expiration of the revocation period set forth in paragraph 10 below, and after the effective date of the resignation, the Bank agrees to provide Mr. Houlihan with the following consideration:

(a)  The Bank will provide Mr. Houlihan with salary continuation of his current base pay through December 31, 2003, and, if Mr. Houlihan continues to perform his duties as Chief Financial Officer (consistent with the limitations contained in this Agreement) through the effective date of his resignation, the Bank will pay Mr. Houlihan his normal bonus for 2003, consistent with the 2003 bonuses paid to other executive officers on the date when bonuses are paid to other executive officers for 2003.  The good faith determination of the amount of such bonus by the Bank shall be final and binding.  These payments will be made in accordance with the Bank’s normal payroll practices and subject to all applicable withholdings and deductions.

(b)   The Bank will pay the premiums for COBRA coverage for medical benefits for Mr. Houlihan for a period of eighteen (18) months commencing December 1, 2003.   The obligation of the Bank to make such payments will terminate if Mr. Houlihan obtains new employment that offers him medical coverage.  Termination will be effective as of the date that Mr. Houlihan is first eligible for commencement of such coverage.  Mr. Houlihan understands and agrees that it is his obligation to notify the Bank of any new employment that offers him medical coverage.

(c)   Subject to the terms of this Agreement, the Bank agrees that it will provide to Mr. Houlihan as severance an amount equal to the in the money market value of   the unvested stock options granted to Mr. Houlihan and subsequently transferred by him to the Houlihan Holdings Limited Partnership, including the grant of 60,000 options by agreement dated January 19, 2001, 12,000 options by agreement dated December 6, 2001, and 13,000 options by agreement dated August 7, 2002 (hereinafter the “Unvested Option Bonus”), and it is agreed by the parties that all such stock options previously granted to Mr. Houlihan are hereby terminated.  The market value of such options will be determined by subtracting the exercise price of such options from the New York Stock Exchange closing price on the effective date of Mr. Houlihan’s resignation.  The good faith determination of such amount by the Bank shall be final and binding.  The entire amount, less applicable federal and state withholding taxes, shall be placed in escrow with Hudson United Bank under the terms of the Escrow Agreement annexed hereto as Exhibit A, and shall be paid to Mr. Houlihan within ten (10) days of December 31, 2004, subject to the forfeiture and early payment provisions of paragraph 4(f) and 4(g) of this Agreement.

2.   In exchange for the consideration set forth in this Agreement, which Mr. Houlihan acknowledges is in addition to that which he would otherwise be entitled to receive, Mr. Houlihan hereby knowingly and voluntarily releases and discharges the Bank, its predecessors, successors, parent corporations, subsidiaries, or affiliates, and each of its or their employees, officers, directors, attorneys, benefit committees, trustees, fiduciaries, plans, and trusts, and their respective heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasees”) from any and all claims, liabilities, demands, and causes of action, which he may have or claim to have against the Bank or any of the Releasees relating to his employment or the termination of his employment with the Bank.  The claims released include, but are not limited to:

(a) all statutory claims, including claims arising under the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Sarbanes-Oxley Act, the Family and Medical Leave Act, and the Employee Retirement Income Security Act;

(b) all claims arising under the United States or New Jersey Constitutions;

(c) all claims arising under any Executive Order or derived from or based upon any state or federal regulations;

(d) all common law claims, including claims for wrongful discharge, public policy claims, retaliation claims, claims for breach of an express or implied contract including claims based upon any employee handbooks, guides, manuals, policies or procedures in effect at the Bank at any time, claims for breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, conspiracy, loss of consortium, tortious interference with contract or prospective economic advantage, promissory estoppel and negligence;

(e) all claims for any compensation, including back wages, front pay, incentive bonuses, stock awards, car allowance, moving expenses, fringe benefits, insurance benefits, vacation time or pay, reinstatement, retroactive seniority, pension benefits, 401(k) benefits, restricted stock, stock options, severance pay, or any other form of economic loss;

(f) all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

(g) all claims for costs and attorneys’ fees.

It is expressly understood and agreed that this Agreement (i) does not waive or release any rights or claims which may arise after the date on which the Agreement is signed by Mr. Houlihan; (ii) does not waive or release any vested benefit possessed by Mr. Houlihan as a result of his employment with the Bank; and (iii) does not waive or release any rights which Mr. Houlihan may possess (pursuant to law or pursuant to the certificate of incorporation or by-laws of the Bank) for indemnification for lawful conduct undertaken by him within the scope of his employment as an officer or employee of the Bank .

3.   The Bank hereby releases and discharges Mr. Houlihan from any and all known claims, liabilities, demands, and causes of action, which the Bank may have or claim to have against him arising from any lawful conduct undertaken by him within the scope of his employment as an officer or employee of the Bank.  Nothing in this paragraph releases Mr. Houlihan from any obligations under this Agreement or from any claims, liabilities, demands, or causes of action which may arise after the date of this Agreement.

4. (a)  Mr. Houlihan agrees to maintain in confidence and not to disclose the terms of this Agreement.  It shall not be considered a breach of the obligation of confidentiality for Mr. Houlihan to make disclosure of the terms of this Agreement (i) to his immediate family (who shall also maintain the terms in confidence); (ii) in order to obtain private and confidential legal, tax or financial advice; or (iii) at any time following the disclosure by the Bank of the terms of the Agreement in any Securities and Exchange Commission filings.  Nothing contained in this subparagraph shall preclude the Bank from making disclosure of the terms of this Agreement for purposes of implementing the Agreement, or for purposes of its reporting obligations under the rules of the Securities and Exchange Commission or the New York Stock Exchange or otherwise.

(b)  Mr. Houlihan further agrees to keep confidential and not use or disclose to anyone any information which is the confidential and proprietary information of the Bank (hereinafter the “Confidential Information”).  The Confidential Information includes, but is not limited to, customer lists, financial information, marketing data, business and operational plans and systems and other records, reports, proposals, books, memoranda, data, letters or any writing, documents or computerized records which relate to any of the Bank’s operations, business, assets, personnel matters, or any other information which the Bank has provided to Mr. Houlihan in confidence or which Mr. Houlihan has received in confidence during the term of his employment.  Consistent with his obligation in this regard, Mr. Houlihan will continue to act in compliance with the Bank’s “no comment” policy with respect to rumors regarding Bank policy or activities.  Notwithstanding the foregoing, Confidential Information does not include information which becomes available in the public domain, including information which becomes available in the public domain by virtue of direct or indirect disclosure by the Bank (unless it has become public due to Mr. Houlihan’s breach of this subparagraph), or which Mr. Houlihan may be required to disclose by law or by a court or other governmental agency of competent jurisdiction, or which was not provided to or received by Mr. Houlihan.  It shall not be considered a breach of this subparagraph for Mr. Houlihan, at any time prior to the effective date of his resignation from employment with the Bank, to continue to use or disclose Confidential Information as permitted in connection with the performance of his duties for the Bank.

(c)  Mr. Houlihan further agrees not to make any statement or issue any communication, whether written or oral, that disparages, criticizes or otherwise reflects adversely on the Bank or any of the Releasees, except if testifying truthfully under oath pursuant to a lawful court order or subpoena or otherwise responding to or providing disclosures to regulatory authorities as required by law.  In addition, Mr. Houlihan agrees that he will not provide his views on the Bank’s performance, outlook or trends or provide his views concerning any other person’s observations about the Bank’s performance, outlook or trends, except in connection with his duties as chief financial officer prior to the effective date of his resignation.  Furthermore, Mr. Houlihan acknowledges that he is no longer involved in investor relations or treasury functions for the Bank and consequently will refrain from interacting with analysts or investment bankers on behalf of the Bank and will refer such persons to the appropriate Bank officer.  The Bank and Mr. Houlihan will agree on a mutually acceptable statement about Mr. Houlihan’s resignation from the Bank and Mr. Houlihan will make no further comment about his resignation except as so agreed to.  Subject to the foregoing limitations, until the effective date of his resignation, Mr. Houlihan will continue to perform all of  his duties as Chief Financial Officer.

(d)  The Bank agrees that, following the issuance of the mutually acceptable statement referred to in subparagraph (c) above, the persons named below will not make any statement or issue any communication, whether written or oral, that disparages Mr. Houlihan, except if testifying truthfully under oath pursuant to a lawful court order or subpoena or otherwise responding to or providing disclosures to regulatory authorities as required by law.  The persons subject to the requirements of this subparagraph are:

(i)	Kenneth Neilson;
(ii)	D. Lynn Van Borkulo-Nuzzo;
(iii)	James Nall; and
(iv)	Current Directors of the Bank.

(e)  Mr. Houlihan further agrees that he will not, at any time on or before December 31, 2004, either directly or indirectly, on behalf of himself or on behalf of any other person, firm, partnership, corporation, or other entity, act in any way to solicit, encourage or cause any employee of the Bank to leave his or her employment with the Bank

(f)  In the event that Mr. Houlihan breaches any of the provisions of this paragraph 4 at any time on or before December 31, 2004, he will forfeit the right to receive payment of the Unvested Option Bonus. Such forfeiture shall not affect the validity or enforceability of the release provisions contained in paragraph 2, and shall be in addition to any other remedies the Bank may seek for breach of the Agreement.

(g)  In the event that the Bank breaches any of the provisions of this paragraph 4 at any time on or before December 31, 2004, and subject to the condition that there has been no previous forfeiture of the Unvested Option Bonus by Mr. Houlihan, the Bank shall be required to promptly pay the Unvested Option Bonus to Mr. Houlihan.

5.   In further exchange for the consideration received by Mr. Houlihan under this Agreement, he agrees to cooperate fully with the Bank in any matters as described below in this paragraph.  This requires Mr. Houlihan, without limitation, to: (1) maintain the confidentiality of all Bank privileged or confidential information including, without limitation, attorney-client privileged communications and attorney work product, unless disclosure is expressly authorized by the Bank; and (2) notify the Bank promptly of any requests to him for information related to any pending or potential legal administrative claim or litigation involving the Bank, reviewing any such request with a designated representative of the Bank prior to disclosing any such information, and permitting a representative of the Bank to be present during any communication of such information.  Nothing in this Agreement is intended to prohibit Houlihan from reporting any accounting, internal accounting control, or auditing matter to any federal regulatory agency, any federal law enforcement agency, or any Member of Congress or any committee or subcommittee of Congress.  Nor is this Agreement intended to prohibit Houlihan from engaging in any activity protected by the Sarbanes-Oxley Act (18 U.S.C. § 1514A).  Mr. Houlihan represents that he is not aware of any matter that he believes he would need to communicate to a federal regulatory agency, or any federal enforcement agency, or any Member of Congress, or any committee or subcommittee of Congress and if he becomes so aware prior to the effective date of his resignation, he shall communicate such items to an appropriate officer or director of the Bank.  Mr. Houlihan understands and agrees that he will not receive any additional consideration or compensation  from the Bank for his cooperation as described in this paragraph, except that the Bank agrees that it will reimburse Mr. Houlihan for reasonable out-of-pocket expenses (e.g. travel, parking, meals) incurred as a result of his compliance with this paragraph 5.

6.   Mr. Houlihan agrees that he will not apply for, nor otherwise seek or accept, employment or re-employment with the Bank or any of its related or successor companies, and he forever releases and discharges the Bank and its related or successor companies from any obligation to consider him for employment or re-employment in any capacity.

7.   This Agreement shall not be construed as an admission or acknowledgment of any wrongdoing or liability by the Bank with respect to any aspect of Mr. Houlihan’s employment or the termination of that employment.

8.   The only consideration Mr. Houlihan has received for executing this Agreement is that set forth in paragraph 1 above.  No other promise, inducement, agreement or understanding of any kind or description has been made with or to Mr. Houlihan by the Bank to cause him to sign this Agreement.

9.   Mr. Houlihan is hereby advised that he should consult with an attorney prior to signing this Agreement.  He states that he has had the opportunity to discuss this Agreement with whomever he wished, including an attorney of his own choosing.  He also states that he has had the opportunity to read, review and consider all of the provisions of this Agreement; that he understands its provisions and its final and binding effect upon him; and that he is accepting the consideration offered to him and entering into this Agreement freely, voluntarily, and without duress or coercion.

10.   Mr. Houlihan understands that he has twenty-one (21) days within which to consider this Agreement before signing it and returning it to the Bank and that, after signing the Agreement, he may revoke his signature within seven (7) calendar days by providing written notification of his decision to revoke his signature to D. Lynn Van Borkulo-Nuzzo, Corporate Secretary,  1000 MacArthur Blvd., Mahwah, NJ. 07430.  Such revocation must be received on or before the seventh day after signing in order to be effective.

HUDSON UNITED BANCORP and	WILLIAM HOULIHAN
HUDSON UNITED BANK

By:	/s/William Houlihan

DATED: November 5, 2003	DATED: November 5, 2003

THIS AGREEMENT IS NOT BINDING ON EITHER PARTY UNTIL SIGNED BY SUCH PARTY AND THIS REQUIREMENT MAY NOT BE WAIVED BY EITHER PARTY